Exhibit (a)(1)(v)

Forms of Letters from the Fund
to Investors in Connection with Acceptance of Offers of Tender

BBR ALO Fund, LLC

This letter is being sent to you if you tendered all of your Shares of the Fund.

Dear Investor:

BBR ALO Fund, LLC (the "Fund") has received and accepted your tender request.

Because you tendered all of your shares of limited liability company interests of the Fund ("Shares"), two promissory notes are being held on your behalf by UMB Fund Services, Inc., the Fund's Administrator, as payment of your tender proceeds.

Unless the tender offer has been oversubscribed:

•	one of the promissory notes, in the amount of 97.5% of the amount requested (subject to reduction as described below), will be paid as cash becomes available to the Fund, and is expected to be paid, in one or more installments, in full within 30 days after September 30, 2022;

•	the remaining 2.5% of the amount requested is represented by a second promissory note and reflects a contingent portion of the tendered Shares that will be valued based on the unaudited net asset value of the Fund as of September 30, 2022, and is subject to fiscal year-end audit adjustments which may cause a change in the value of the contingent portion of the tendered Shares; and

•	the second promissory note, representing the contingent portion, will be paid (subject to audit adjustment) as soon as practicable after the conclusion of the audit for the fiscal year ending March 31, 2023, which we expect will be completed in May 2023.

In the event that it is later determined, subsequent to the tender offer's valuation date of September 30, 2022, that the tender offer was oversubscribed, the amount of each promissory note issued to you may be reduced in accordance with the terms of the Offer to Purchase to reflect your proportional share of the aggregate tender offer amounts payable by the Fund. In that case, you will remain an investor in the Fund with respect to the Shares that you did not tender and any tendered Shares that are not purchased as a result of any oversubscription.

Payments of cash in respect of the promissory notes will be wired to your account—that is, the same account from which investments and any other payments required as a condition to your investment in the Fund are made by you to the Fund.

Should you have any questions, please feel free to contact BBR Partners, LLC at (212) 313-9870.

Sincerely,

BBR ALO Fund, LLC

BBR ALO Fund, LLC

This letter is being sent to you if you tendered some of your Shares of the Fund.

Dear Investor:

BBR ALO Fund, LLC (the "Fund") has received and accepted your tender request.

Because you tendered some of your shares of limited liability company interests of the Fund ("Shares"), a promissory note is being held on your behalf by UMB Fund Services, Inc., the Fund's Administrator, as payment of your tender proceeds. Unless the tender offer has been oversubscribed, the promissory note, in the amount of 100% of the amount requested, will be paid as cash becomes available to the Fund, and is expected to be paid, in one or more installments, in full within 30 days after September 30, 2022.

In the event that it is later determined, subsequent to the tender offer's valuation date of September 30, 2022, that the tender offer was oversubscribed, the amount of the promissory note issued to you may be reduced in accordance with the terms of the Offer to Purchase to reflect your proportional share of the aggregate tender offer amounts payable by the Fund. In that case, you will remain an investor in the Fund with respect to your Shares that are not purchased.

Payments of cash in respect of the promissory note will be wired to your account—that is, the same account from which investments and any other payments required as a condition to your investment in the Fund are made by you to the Fund.

The Fund generally will be required to report to the Internal Revenue Service and furnish to you the cost basis and holding period for Shares repurchased from you by the Fund. The Fund has elected the "high cost-first out" cost method as the default cost basis method for purposes of this requirement. If you wish to accept the "high cost-first out" method as your default cost basis calculation method in respect of Shares in your account, you do not need to take any additional action. If, however, you wish to affirmatively elect an alternative cost basis calculation method in respect of your Shares, you must contact BBR Partners, LLC ("BBR") to obtain and complete a cost basis election form.

Should you have any questions, please feel free to contact BBR at (212) 313-9870.

Sincerely,

BBR ALO Fund, LLC

BBR ALO Fund, LLC

This letter is being sent to you if you tendered all of your Shares of the Fund – Payment of Initial Cash Amount.

Dear Investor:

Enclosed is a statement showing the breakdown of your withdrawal resulting from the repurchase of the requested shares of limited liability company interests ("Shares") of BBR ALO Fund, LLC (the "Fund").

Because you tendered all of your Shares of the Fund, you previously were issued a promissory note entitling you to receive 97.5% of the repurchase price [(as adjusted for proration caused by oversubscription of the tender offer)] based on the unaudited net asset value of the Fund, determined as of September 30, 2022, in accordance with the terms of the tender offer. A cash payment of [approximately] [__]% of the repurchase price is being wired to your account—that is, the same account from which investments and any other payments required as a condition to your investment in the Fund are made by you to the Fund. [Any balance remaining on the promissory note will be paid in one or more additional installments as soon as practicable hereafter.]

The balance of the repurchase price, represented by a second promissory note that reflects a contingent portion of the tendered Shares, is subject to fiscal year-end audit adjustments of the Fund which may cause a change in the value of the contingent portion of the tendered Shares. This amount will be paid as soon as practicable after the conclusion of the audit for the fiscal year ending March 31, 2023. We expect the audit to be completed by the end of May 2023.

Should you have any questions, please feel free to contact BBR Partners, LLC at (212) 313-9870.

Sincerely,

BBR ALO Fund, LLC

Enclosure

BBR ALO Fund, LLC

This letter is being sent to you if you tendered some of your Shares of the Fund – Payment of Cash Amount.

Dear Investor:

Enclosed is a statement showing the breakdown of your withdrawal resulting from the repurchase of the requested shares of limited liability company interests ("Shares") of BBR ALO Fund, LLC (the "Fund").

Because you tendered some of your Shares of the Fund, you previously were issued a promissory note entitling you to receive 100% of the repurchase price [(as adjusted for proration caused by oversubscription of the tender offer)] based on the unaudited net asset value of the Fund, determined as of September 30, 2022, in accordance with the terms of the tender offer. A cash payment of [approximately] [__]% of the repurchase price is being wired to your account—that is, the same account from which investments and any other payments required as a condition to your investment in the Fund are made by you to the Fund. [Any balance remaining on the promissory note will be paid in one or more additional installments as soon as practicable hereafter.]

Should you have any questions, please feel free to contact BBR Partners, LLC at (212) 313-9870.

Sincerely,

BBR ALO Fund, LLC

Enclosure